Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information and to the use of our report dated November 27, 2018 on the financial statements of Tax-Advantaged Social Infrastructure Fund for the period from March 26, 2018 (commencement of operations) to September 30, 2018, which is incorporated in this Registration Statement (Form N-2) filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 1 under the Securities Act of 1933 (Registration No. 333-222070).

/s/ Ernst & Young LLP

Kansas City, Missouri

January 28, 2019